FOR IMMEDIATE RELEASE

GROUP 1 AUTOMOTIVE APPOINTS MICHAEL D. WELCH AS TREASURER

HOUSTON, Feb. 11, 2010 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the appointment of Michael D. Welch as treasurer effective immediately.

Welch, 35, has served as director – operations controller since August 2007 after working in various financial roles since he began his career at Group 1 in June of 2000. Prior to joining Group 1, Welch worked at a public accounting firm for several years after earning his bachelor’s degree from Oklahoma Baptist University.

Welch’s new responsibilities include oversight of Group 1’s banking relationships, cash management, interest rate risk mitigation and risk management activities. He replaces Kim Craig, who left the company for personal reasons, and will report directly to John C. Rickel, senior vice president and chief executive officer.

“Michael Welch has been an integral member of Group 1’s financial team for nearly 10 years,” said John C. Rickel, Group 1’s senior vice president and chief financial officer. “Michael’s outstanding analytical skills, extensive financial experience and deep understanding of the automotive retailing business, make him well prepared to assume the role of Group 1’s treasurer.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 98 automotive dealerships, 132 franchises, and 24 collision service centers in the United States and the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

SOURCE: Group 1 Automotive Inc.

Investor contacts:
Kim Paper Canning, Manager, Investor Relations
Group 1 Automotive Inc.
713-647-5741 / kpaper@group1auto.com
or
John Roper, Fleishman-Hillard Inc.
713-513-9505

Media contacts:
Pete DeLongchamps, Vice President, Manufacturer Relations and Public Affairs
Group 1 Automotive Inc.
713-647-5770 / pdelongchamps@group1auto.com
or
Clint Woods, Pierpont Communications, Inc.
713-627-2223